Exhibit (d)(10)

Schedule A

to the

Sub-Advisory Agreement

by and between

Exchange Traded Concepts, LLC

and

6 Meridian

Revised March 30, 2021

List of Funds

6 Meridian Low Beta Equity Strategy ETF

6 Meridian Mega Cap Equity ETF

6 Meridian Small Cap Equity ETF

6 Meridian Hedged Equity-Index Option Strategy ETF

6 Meridian Quality Growth ETF

6 Meridian Quality Dividend Yield ETF

6 Meridian Quality Value ETF

Sub-Advisory Fee

Pursuant to Section 4 of the Agreement, the Adviser shall pay the Sub-Adviser compensation at an annual rate based on a percentage of the aggregate average daily net assets of the Funds listed above (“Aggregate Average Daily Net Assets”) as follows:

0.49% on the first $1.5 billion of Aggregate Average Daily Net Assets;

0.44% on the next $1 billion of Aggregate Average Daily Net Assets; and

0.39% on Aggregate Average Daily Net Assets greater than $2.5 billion.

Agreed and Accepted:

ADVISER:		SUB-ADVISER:

Exchange Traded Concepts, LLC		6 Meridian

By:	/s/ J. Garrett Stevens	By:	/s/ Andrew Mies

Name: J. Garrett Stevens		Name: Andrew Mies

Title: Chief Executive Officer		Title: Chief Investment Officer